Exhibit 99.1

American Land Lease Announces Second Quarter 2008 Results

Strong Property Operating Results Impacted by Lower New Home Sales Results

CLEARWATER, Fla.--(BUSINESS WIRE)--American Land Lease, Inc. (NYSE: ANL) today released second quarter results for 2008.

Summary Financial Results

Second Quarter

  Diluted Earnings Per Share (“Diluted EPS”) were $0.04 for the three-month period ended June 30, 2008, compared to $0.13 for the same period one year ago, a decrease of 69.2% on a per share basis.
  Funds from Operations (“FFO”), a non-GAAP financial measure defined on page 12 of this press release, were $1,796,000 or $0.21 per diluted common share, for the quarter, compared to $2,503,000 or $0.28 per diluted common share, for the same period one year ago, a decrease of 28.2% on a per share basis.
  Home sales volume was $3,525,000, a decline of 55.5% from the same period one year ago, consisting of 29 new home closings. This result compares with 65 new home closings in second quarter 2007.
  “Same Store” (a non-GAAP financial measure defined on page 12 of this release) results provided a revenue increase of 4.8%, an expense increase of 1.0% and an increase of 6.6% in Net Operating Income (“NOI”; a non-GAAP financial measure defined on page 12 of this release).
  “Same Site” (a non-GAAP financial measure defined on page 12 of this release) results provided a revenue increase of 3.1%, an expense increase of 0.6% and an increase of 4.2% in NOI.

FFO, NOI, Same Store and Same Site are supplemental non-GAAP financial measures that are defined in the glossary beginning on page 12. We use FFO in measuring our operating performance because we believe that the items that result in a difference between FFO and net income have a different impact to the ongoing operating performance of a real estate company as compared to other businesses. We use NOI to evaluate the operating performance of our properties and we believe that it is relevant and useful information as a measure of property performance on an unleveraged basis. We use NOI on a Same Store and Same Site basis as useful information to measure property performance without the impact of newly acquired or newly disposed properties. Neither FFO nor NOI should be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. A reconciliation of FFO to the comparable GAAP financial measure is included on page 17. A reconciliation of NOI, Same Store and Same Site to the comparable GAAP financial measure is included on page 18.

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “The results of the current quarter underscore the continued stability and strength of our core residential land lease business as, to date, we have not seen deterioration in credit quality that has negatively impacted residential mortgages and other forms of consumer financing. Our portfolio of land leases continue to produce strong same site and same store results which have a positive impact on the Company’s Net Asset Value or “NAV.” We continue to see a protracted decline in the broader home sales markets has continued to impact our ability to add new leases to the portfolio at the same rate we have enjoyed in prior years. The reduction in the rate at which new leases are added to the portfolio has reduced current land values, which in turn impacts the Company’s NAV. We believe that we are in good markets, with a product – retirement communities – that has a growing customer base and, once confidence returns to the market, our absorption rates will be restored.”

“The continued expansion of operating margins at the property level reflects the strength of our properties and personnel who serve our customers well. Operating margins grew 1.1% over 2007 to 64.8%. This growth reflects both the quality of the core portfolio and the positive impact on margins of newly leased sites even at the lower rate of new home sales. We continue to view our core business as owning and operating land leases – and in that core business our performance was outstanding.”

“We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. Home sales have not yet shown signs of recovery as our customers are taking longer to sell their current homes and their confidence has been impacted by negative news in the broader economy, including a heightened risk of inflation. We view this as an industry issue and not one that can be solved or completely mitigated by ANL. The unit volume of new homes sold was down by 36, or 55.4% compared to the second quarter of 2007. In this market, our average home sale price was $120,000; a slight decrease of 1.6% from Q207. We have taken numerous steps to lower our sales overhead and marketing costs as we continue to look to decrease the drag that adding new leases to the portfolio has on current earnings. These steps included a number of actions whose costs, primarily severance costs, are included in the second quarter results and are not expected to recur in 2008. As we look towards where the home sale market is today, we note that for the first time in 11 quarters we had a slight increase in home sales as compared to the previous quarter. While the number is small – at one – we note that we may be seeing a leveling out of the decline.”

“Our core business is solid. Land lease returns grow with increased rents and expense control reflecting the outstanding work of our operations team. Our second growth engine is new home sales, which has been affected by the national decline in home sales. We are focused on operating this business activity efficiently to minimize the drag on current earnings and Net Asset Value. We are fortunate to have solid locations, a growing base of potential customers, attractive homes, and a hardworking sales team that is selling excellent homes at good prices.”

The term “NAV” is defined on page 12 of this press release.

Dividend Declaration

On July 29, 2008, the Board of Directors declared a second quarter common stock dividend of $0.25 per share, payable on August 29, 2008, to stockholders of record on August 15, 2008.

On July 29, 2008, the Board of Directors also declared a cash dividend of $0.4844 per share of Series A Preferred Stock for the quarter ended June 30, 2008, payable on August 29, 2008, to shareholders of record on August 15, 2008.

The Board of Directors reviews the dividend policy quarterly. The Company's dividends are set quarterly and are subject to change or elimination at any time. The Company's primary financial objective is to maximize long-term, risk-adjusted returns on investment for common stockholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors, including the Company's profitability, capital expenditure plans and competing uses of capital, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. Further, the Board has and will continue to consider the downturn in new home sales and the state of the commercial real estate credit market in the context of its quarterly review and dividend decision. In addition, the Board of Directors may consider the Company’s dividend policy as a part of its previously announced review of strategic alternatives. The Company’s net operating loss may be used to offset all or a portion of its real estate investment (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – Second Quarter

Second Quarter Property Operations

Second quarter revenue from property operations was $9,733,000, as compared to $9,334,000 in the same period one year ago, a 4.3% increase. Second quarter property operating expenses totaled $3,156,000, as compared to $3,111,000 in the same period one year ago, a 1.5% increase. The Company realized increases in rental income as the result of annual rental rate increases, rent yield management, and the leasing of new home sites through its home sales efforts. Second quarter property operating expense increases reflect the impact of higher utility and property insurance costs as compared to the prior year’s second quarter. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 23 of the 30 communities we operate, the individual homeowner’s water and sewer is metered, and changes in consumption are billed to the homeowner.

Second quarter property-operating margins before depreciation expense increased to 64.8% from 63.7% in the prior year’s second quarter.

Second Quarter “Same Store” Results

Second quarter “same store” results reflect the results of operations for properties and golf courses owned during the second quarters of both 2008 and 2007. Same store properties accounted for 99.5% of property operating revenues for second quarter 2008. “Same store” results are defined on page 12, and reconciled to GAAP on page 18, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement for periods in which properties are acquired or sold. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:

2Q08
Revenue	4.8%
Expense	1.0%
Net Operating Income	6.6%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. During the current period, the property taxes associated with certain Florida properties were reduced when compared to the prior year, resulting in a corresponding reduction in billings to tenants. When adjusted for these items, the change in revenues and expenses for the quarter are shown below.

2Q08
Revenues	4.8%
Less: Increase in Net Reimbursements	(0.1%)
Revenue growth; net of reimbursements	4.7%

Expenses	1.0%
Less: Increase in Net Reimbursements	(1.3%)
Expense decrease; net of reimbursements	(0.3%)

Same Store NOI Growth	6.6%

In addition to focusing on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties, (ii) re-establishing market rents at times of home transfers, and (iii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. “Same Site” results are defined on page 12, and reconciled to GAAP on page 18, of this press release. We believe that “same site” information provides the ability to understand the changes in profitability without the changes related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site rental, absorption and golf operations contributions to total same store results for second quarter are as follows based upon increases from prior year results.

Second Quarter	Same Site	Absorption	Golf	Same Store
Revenue	3.1%	1.7%	--	4.8%
Expense	0.6%	0.6%	(0.2)%	1.0%
NOI	4.2%	2.3%	0.1%	6.6%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended June 30, 2008 and 2007 can be found on page 18 of this earnings release.

Second Quarter Home Sales Operations

Second quarter 2008 new home sales were $3,525,000, a 55.5% decrease from the same period in the prior year. There were 29 closings, a 55.4% decrease from the 65 closings during the same period in 2007. Average selling price per home was $120,000, compared to $122,000 in the same period in 2007, a decrease of 1.6%. Ten communities reported average selling prices in excess of $100,000. Selling gross margins, excluding brokerage activities, were 20.2% in the quarter, a decrease of 8.4% from the same period in 2007. Selling costs as a percentage of sales revenue increased from 30.0% in the second quarter of 2007 to 43.1% in the second quarter of 2008, reflecting lower operating leverage against fixed costs. Selling costs, including overhead, marketing and advertising expenses, were down by 36.0% compared to the same period in 2007.

During the second quarter the Company’s results include charges of $40,000 or $0.005 per share for severance costs in conjunction with a reduction in force as a result of the current sales environment. In addition, the Company recorded charges of $255,000 or $0.03 per share to write down inventory values to reflect the pricing expected to be achieved on certain aged homes.

The Company’s backlog of contracts to close stood at 9, a decrease of 39, or 81.3%, from the same period in 2007.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. Even though new home sales slowed from 2007 to 2008, our home sales business continues to provide the Company with additional earning home sites.

Summary of home sales activity:

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Unit Change	Percent Change

New home closings	29	65	(36)	(55.4%)

New home contracts	29	56	(27)	(48.2%)

Home resales	2	1	1	100.0%

Brokered home sales	19	18	1	5.6%

New home contract backlog (1)	9	48	(39)	(81.3%)

(1) Balance as of June 30, 2008 and 2007, respectively.

Strategic Alternative Review

As previously announced, the Board of Directors is considering a broad range of strategic alternatives to enhance shareholder value. In support of its consideration, the Board of Directors has authorized management to undertake a formal process to determine investor interest in the purchase of some or all of the Company’s real estate assets. This process is ongoing as of the date of this release. There can be no assurance that this process will result in any strategic or financial transaction.

Financing Activity

During the quarter, the Company closed a future advance of $2,175,000 on one of our properties pursuant to the terms of the original financing at an interest rate of 6.06% which is coterminous with the original financing in 10 years. Proceeds were used to continue the development of the Company’s inventory of home sites.

Development Activity

The Company ended the quarter with an inventory of 1,424 developed and unleased home sites. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition, the Company has an inventory of 1,091 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for use as a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous to, and a part of, a current community where there are ongoing property operations and a proven customer base.

Significant development activity during the quarter included:

  At Sebastian Beach and Tennis Village, construction and site work continued. As reported in prior quarters, a new municipality was formed in July of 2006, which impacts this site. As previously announced, we completed a key step in the platting process to annex the entire project site into one governmental jurisdiction. Pre-sales and marketing activities for the community have already begun at an off-site sales office, and we expect to begin home and Village Centre construction upon completion of the platting process.
  At the Villages at Country Club project in Mesa, Arizona, our homebuilding partner began home-building activity in September 2007, and completed the first models during the quarter. We expect to begin sales efforts this fall.

Outlook for 2008

The table below summarizes the Company’s projected financial outlook for 2008 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases. Our core land lease operating business remains solid and there have been no changes to our projections for this business element. The rate of growth in our land lease operating business projected for 2008 as compared to 2007 actual results is lower due chiefly to three key factors:

1.	The reduction in new home sales in 2007 and sales projections for 2008. The reduced rate of new home sales will result in a lower contribution from absorption to same store revenue growth than in prior years.
2.	Certain resident leases increase annually based upon the rate of increase in the Consumer Price Index. The Consumer Price Index applicable to certain leases was 2.0% for lease renewals in 2008 compared to 3.8% for lease renewals for 2007, a 1.8% decrease.
3.	In addition, the lower rate of turnover within our communities has slowed the rate at which rents are increased to higher market rates at the time of home transfers.

Our outlook for our core land lease operating business is as follows:

	2007 Actual Results	Full Year 2008 Projected
Same Store
Revenue Growth	6.6%	4.5% to 6.5%
Expense Growth	3.4%	3.5% to 5.0%
NOI Growth	8.2%	4.5% to 6.0%

General and Administrative Expenses	$4.3M	$4.6M to $5.1M
Capital Replacements (per site)	$126	$130 to $160
Depreciation	$5.0M	$5.5M to $5.9M

The earnings from the Company’s new home sales business are subject to greater volatility than are the earnings from land leases. The Company’s new home sales business has been impacted by the general decline in new home sales nationwide. Certain local markets in which the Company operates have been impacted to a greater extent than have the national averages. In this home sales environment, the Company has limited visibility on future new home sales volumes. The Company's earnings estimates would be impacted positively or negatively by changes in the volume of new home sales or in the gross margins from new home sales. New home sales volume and gross margins are dependent upon a number of factors, including but not limited to consumer confidence, the cost of homeowners’ insurance, consumer access to financing sources for home purchases and the sale of their current owned homes. We currently do not see a near term catalyst for increased levels of new home sales in Florida and Arizona.

The table below reflects our forecast based upon our current information and analysis:

	2007 Actual Results	Full Year 2008 Projected

New Home Sales Volume	209	75 to 130
New Home Sales Gross Margin	28.4%	25% to 28%
Home Sales Operating Income(Loss)	($1.3M)	($3.5M) to ($1.6M)
Home Sales Net Contribution	($2.8M)	($4.9M) to ($2.9M)

In consideration of the above projections for our businesses, our total company projections are as follows:

	2007 Actual Results	Full Year 2008 Projected

Contribution to FFO from land lease operations	$1.31	$1.21 to $1.27
Contribution to FFO from Homes sales operations	($0.30)	($0.57) to ($0.33)
Contribution to FFO from prepayment penalties on debt refinancing transactions	--	($0.23)
FFO	$1.01	$0.41 to $0.71

Contribution to AFFO from land lease operations	$1.17	$1.07 to $1.16
Contribution to AFFO from Homes sales operations	($0.30)	($0.57) to ($0.33)
Contribution to AFFO from prepayment penalties on debt refinancing transactions	--	($0.23)
AFFO	$0.87	$0.27 to $0.60

Diluted EPS from continuing operations	$0.39	($0.22) to $0.09
Diluted EPS from discontinued operations	$1.18	--
Diluted EPS	$1.57	($0.22) to $0.09

The Company’s reported results are impacted by the amount of interest capitalized on its development properties. The amount of interest capitalized is dependent on the rate of completion of home sites, the timing and amount of capital expenditures and continuing development activities at each location. Changes in any of the preceding factors, along with changes in applicable interest rates, will result in either increases or decreases in the actual amount of interest capitalized. Changes in the amount of interest capitalized will increase or decrease the Company’s earnings as compared to historical financial results.

Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2008 projections. The Company's earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

Additional factors that may impact our projected results include a change in the mix of home sales across our communities, occupancy changes, further changes in the residential housing markets, the impact of hurricanes or other natural disasters, changes in interest rates, and additional refinancing transactions.

The financial and operating projections provided in this release are the result of management's consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

American Land Lease, Inc. is a REIT that held interests in 30 manufactured home communities with 8,033 operational home sites, 1,424 developed expansion sites, 1,091 undeveloped expansion sites and 129 recreational vehicle sites as of June 30, 2008.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include statements regarding the Company’s cash flow, results of operations, dividends, anticipated returns on real estate investments, stock repurchases and future absorption rates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; demand for new homes; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

As previously announced, management will hold a teleconference call, Wednesday, August 6, 2008 at 1:30 p.m. Eastern Daylight Time to discuss second quarter 2008 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease second quarter 2008 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. Eastern Daylight Time, August 6, 2008 until midnight on August 13, 2008. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 58452508.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and “same store” and same site” results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

NET OPERATING INCOME (“NOI”): is the property's gross rental income plus any other income, such as late fees or parking income, less vacancies and rental expenses. Essentially, NOI is the net cash generated before mortgage payments and taxes.

NET ASSET VALUE: As defined by NAREIT, the net “market value” of all of a company’s assets, including but not limited to its properties, after subtracting all its liabilities and other obligations.

CAPITALIZATION RATE: The capitalization rate (“cap rate”) is the rate at which net operating income is discounted to determine the value of a property. It is one method that is utilized to estimate property value.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represents those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

SELLING GROSS MARGIN: represents what remains from sales after paying out the costs of goods sold. Gross Profit margin is expressed as a percentage. To obtain a gross profit margin, divide gross profit by sales.

USED HOME SALE: represents the sale of a home previously owned by a third party and American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)

	As of
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ASSETS
Real Estate	$312,388	$312,850	$308,956	$304,280	$306,824
Less accumulated depreciation	(34,145)	(32,989)	(31,842)	(30,735)	(31,191)
Real estate under development	128,277	123,542	122,403	121,056	119,602
Total Real Estate	$406,520	403,403	399,517	394,601	395,235
Cash and cash equivalents	142	255	541	296	308
Inventory	15,841	18,539	20,084	20,012	21,031
Other assets	17,999	17,062	16,391	15,362	16,085

Total Assets	$440,502	$439,259	$436,533	$430,271	$432,659

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$259,630	$258,140	$239,970	$240,769	$238,676
Secured short-term financing	21,219	20,210	30,932	18,963	30,013
Accounts payable and accrued liabilities	8,196	8,526	9,288	12,260	11,545

Total Liabilities	289,045	286,876	280,190	271,992	280,234

Minority Interest in Operating Partnership	16,824	16,964	17,339	17,522	16,421

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 3,000 shares authorized, 1,000 shares issued and outstanding
	25,000	25,000	25,000	25,000	25,000

Common Stock, par value $.01 per share; 12,000 shares authorized
	96	95	95	95	95
Additional paid-in capital	295,266	294,295	293,821	293,510	293,113
Dividends in excess of accumulated earnings	(153,810)	(152,164)	(148,749)	(147,013)	(154,920)
Treasury stock at cost	(31,919)	(31,897)	(31,163)	(30,835)	(27,284)

Total Stockholders Equity	134,633	135,419	139,004	140,757	136,004

Total Liabilities and Stockholders’ Equity	$440,502	$439,259	$436,533	$430,271	$432,659

AMERICAN LAND LEASE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three Months Ended
	June 30, 2008	March 31, 2008		December 31, 2007	September 30, 2007

RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,733		$9,717	$9,528	$9,389
Golf course operating revenues	217		439	250	165
Total property operating revenues	9,950		10,156	9,778	9,554

Property operating expenses	(3,156)		(3,163)	(3,204)	(3,092)
Golf course operating expenses	(348)		(332)	(336)	(341)
Total property operating expenses	(3,504)		(3,495)	(3,540)	(3,433)

Depreciation	(1,351)		(1,348)	(1,286)	(1,239)

Income from rental property operations	5,095		5,313	4,952	4,882

SALES OPERATIONS
Home sales revenue	3,525		3,855	4,508	7,162
Cost of home sales	(2,814)		(2,837)	(3,205)	(5,055)
Gross profit on home sales	711		1,018	1,303	2,107

Commissions earned on brokered sales	39		45	69	60
Commissions paid on brokered sales	(23)		(19)	(27)	(24)
Gross profit on brokered sales	16		26	42	36

Selling and marketing expenses	(1,519)		(2,038)	(2,064)	(2,345)
Income (loss) from sales operations	(792)		(994)	(719)	(202)

General and administrative expenses	(1,233)		(1,222)	(1,230)	(1,105)
Interest and other income	58		44	22	7
Loss on early debt retirement	--		(1,987)	--	--
Interest expense	(2,198)		(2,248)	(2,251)	(2,197)

Income before minority interest in Operating Partnership	930		(1,094)	774	1,385
Minority interest in Operating Partnership	(108)		127	(88)	(164)
Income from continuing operations	822		(967)	686	1,221
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of
Minority Interest	--		--	21	9,154
Net Income	822		(967)	707	10,375
Cumulative preferred stock dividends	(485)		(484)	(485)	(484)
Net Income Attributable to common shareholders	$337		($ 1,451)	$222	$9,891

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.04		$(0.19)	$0.03	$0.09
Basic earnings (loss) from discontinued operations	--		--	--	1.20
Basic earnings per common share	$0.04	$	(0.19)	$0.03	$1.29

Diluted earnings from continuing operations	$0.04		$(0.19)	$0.03	$0.10
Diluted earnings (loss) from discontinued operations	--		--	--	1.16
Diluted earnings per common share	$0.04	$	(0.19)	$0.03	$1.26

Weighted average common shares outstanding	7,611		7,552	7,560	7,659
Weighted average common shares and common share equivalents outstanding	7,710		7,682	7,754	7,871

Common dividends paid per share	$0.25		$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES DEBT ANALYSIS (in thousands) (unaudited)

	As of
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007

DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$237,524	$236,034	$217,864	$218,663	$227,320
Mortgage Loans Payable – Floating	22,106	22,106	22,106	22,106	11,356
Floor Plan Facility	16,619	20,210	23,086	13,337	20,508
Line of Credit	4,600	--	7,846	5,626	9,505

Total Debts	$280,849	$278,350	$270,902	$259,732	$268,689

% FIXED FLOATING
Fixed	84.6%	84.8%	80.4%	84.2%	84.6%
Floating	15.4%	15.2%	19.6%	15.8%	15.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.3%	6.2%	6.3%	6.3%	6.3%
Mortgage Loans Payable – Floating	4.2%	6.2%	6.7%	6.9%	7.1%
Floor Plan Facility	5.5%	6.1%	7.5%	8.5%	8.5%
Line of Credit	4.2%	5.6%	6.6%	7.2%	6.9%
Total Weighted Average	6.1%	6.2%	6.4%	6.5%	6.5%

DEBT RATIOS
Debt/Total Market Cap (1)	58.7%	57.8%	57.7%	53.7%	51.7%

Debt/Gross Assets	62.1%	63.4%	62.0%	60.4%	62.1%

MATURITIES	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012
Mortgage Loan Scheduled Principal Payments	1,413	3,234	3,730	4,035	4,399
Mortgage Loan Balloon Maturities	--	--	--	11,356	10,750
Total	$1,413	3,234	$3,730	$15,391	$15,149

(1) Computed based upon closing price as reported on NYSE as of the last trading day of the period then ended and computed using all shares outstanding at such date.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS (Amounts in thousands, except per share/OP unit amounts) (Unaudited)

	Three Months Ended June 30,
	2008	2007
Net Income	$337	$1,054
Adjustments
Cumulative unpaid preferred stock dividends	485	485
Minority interest in operating partnership	108	188
Real estate depreciation	1,351	1,227
Discontinued Operations:
Real estate depreciation attributed to discontinued operations	--	24
Minority interest in operating partnership attributed to discontinued operations	--	10
Funds From Operations (FFO)	$2,281	$2,988
Cumulative unpaid preferred stock dividends	(485)	(485)
Funds From Operations attributable to common
Stockholders	1,796	2,503
Capital Replacements	(185)	(385)
Adjusted Funds from Operations (AFFO)	$1,611	$2,118
Weighted Average Common Shares/OP Units Outstanding	8,703	9,022
Per Common Share and OP Unit:
FFO:	$0.21	$0.28
AFFO:	$0.19	$0.23

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	119.0%	89.3%
AFFO:	131.6%	108.7%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND JUNE 30, 2007 (in thousands) (unaudited)

		Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Change	% Change	Contribution to Same Store % Change (1)

Same site rental revenues	C	$9,441	$9,152	$289	3.2%	3.1%
Absorption rental revenues		239	73	166	227.4%	1.7%
Same store golf revenues		217	219	(2)	(0.9%)	--
Same store revenues	A	9,897	9,444	453	4.8%	4.8%
Other ancillary revenues (2)		53	109	(56)	(51.4)%
Total property revenues	E	$9,950	$9,553	$397	4.2%

Same site rental expenses	D	$2,713	$2,694	$19	0.7%	0.6%
Absorption rental expenses		19	-	19	100.0%	0.6%
Same store golf expenses		348	357	(9)	(2.5%)	(0.2%)
Same store expenses	B	3,080	3,051	29	1.0%	1.0%
Expenses related to offsite management (3)		424	417	7	1.7%
Total property operating expenses	F	$3,504	$3,468	$36	1.0%

Same store net operating income	A-B	$6,817	$6,393	$424	6.6%

Same site net operating income	C-D	$6,728	$6,458	$270	4.2%

Total net operating income	E-F	6,446	$6,085	$361	5.9%

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2007 period. For example, same store rental revenue increase of $289 as compared to the total same site revenues in 2007 of $9,444 is a 3.1% increase ($289 / $9,444 = 3.1%).

(2) Other ancillary revenues consist of amortization of deferred income recognized related to acquired lease obligations, intercompany revenues and other miscellaneous income not attributable to land leases.

(3) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY AS OF JUNE 30, 2008

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	345	100%	$364	--	--	44
Brentwood Estates	Hudson, FL	144	98%	296	--	--	47
Sebastian Beach & Tennis Club	Grant-Valkaria, FL	--	0%	--	--	533	--
Serendipity	Ft. Myers, FL	338	95%	378	--	--	--
Stonebrook	Homosassa, FL	198	100%	314	--	--	3
Sunlake Estates	Grand Island, FL	367	100%	376	--	--	35
Forest View	Homosassa, FL	274	100%	339	--	--	30
Gulfstream Harbor	Orlando, FL	382	99%	437	--	50	--
Gulfstream Harbor II	Orlando, FL	306	99%	433	--	37	1
Gulfstream Harbor III	Orlando, FL	182	95%	407	--	--	102
Lakeshore Villas	Tampa, FL	281	96%	459	--	--	--
Park Place	Sebastian, FL	379	100%	349	--	--	90
Park Royale	Pinellas Park, FL	299	92%	461	--	--	10
Pleasant Living	Riverview, FL	245	95%	387	--	--	--
Riverside GCC	Ruskin, FL	479	100%	544	--	211	251
Royal Palm Village	Haines City, FL	290	96%	367	--	--	97
Cypress Greens	Lakeland, FL	234	100%	271	--	--	24
Savanna Club	Port St Lucie, FL	1,012	100%	304	--	--	55
Woodlands	Groveland, FL	172	99%	308	-	--	120
	Subtotal—Florida	5,927	98%	$379	--	831	909

Blue Star	Apache Junction AZ	22	50%	320	129	--	--
Brentwood West	Mesa, AZ	350	94%	488	--	--	--
The Villages	Mesa, AZ	--	0%	--	--	--	375
Desert Harbor	Apache Junction AZ	205	100%	384	--	--	--
Fiesta Village	Mesa, AZ	172	86%	405	--	--	--
La Casa Blanca	Apache Junction AZ	197	100%	413	--	--	--
Lost Dutchman	Apache Junction AZ	219	74%	325	--	--	23
Rancho Mirage	Apache Junction AZ	312	97%	448	--	--	--
Reserve at Fox Creek	Bull Head City, AZ	257	100%	336	--	--	56
Sun Valley	Apache Junction AZ	268	91%	366	--	--	--
	Subtotal—Arizona	2,002	93%	$403	129	--	454

Foley Grove	Foley, AL	104	100%	296	--	260	61

Total Communities	30	8,033	97%	$381	129	1,091	1,424

(1) We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.9% across the entire portfolio. Including sites not yet developed, occupancy was at 76.2% at June 30, 2008.

Portfolio Summary

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total

As of December 31, 2007	7,984	1,370	1,191	129	10,674

New lots purchased	--	3	--	--	3

New leases originated	49	(49)	--	--	--

Properties developed	--	100	(100)	--	--

As of June 30, 2008	8,033 (1)	1,424	1,091	129	10,677

(1) As of June 30, 2008, 7,784 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy

As of December 31, 2007	7,748	7,984	97.0%

New home sales	57	49

Used home sales	4	--

Used homes acquired	(10)	--

Homes constructed by others	1	--

Homes removed from previously leased sites	(16)	--

As of June 30, 2008	7,784	8,033	96.9%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES RETURN ON INVESTMENT FROM HOME SALES (unaudited)

		Three Months Ended June 30, 2008	Three Months Ended June 30, 2007

Expansion sites leased during the period		29	60
Estimated stabilized first year profit on leases originated during the period	A	$106	$191
Allocated costs, including development costs of sites leased		$1,648	$2,636
Home sales loss attributable to sites leased		814	110
Total costs incurred to originate ground leases	B	$2,462	$2,746
Estimated stabilized first year returns from the leases originated on expansion home sites during the period	A/B	4.3%	7.0%

For the three months ended June 30, 2008 and 2007, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007

Reported loss from sales operations	$(792)	$(79)
Brokerage business income	(16)	(25)
Used home sales	(6)	(6)
Adjusted (loss) income for projection analysis	$(814)	$(110)

We have changed the method of estimating costs attributable to newly leased sites. Beginning with the third quarter, we revised our estimate of home site costs with respect to indirect general community expenditures. Previously such indirect costs were allocated to remaining unleased lots; now such costs are allocated to all sites within the community. For example, the Company has constructed additional amenities such as an additional clubhouse at our Sunlake Community, which will benefit all sites in the community, whether leased or unleased. If calculated using the previous methodology, the estimated return would have been 3.2% instead of 4.3%.

The reconciliation of our estimated stabilized first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2007 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2007

Property income before depreciation	A	$24,686

Total investment in operating home sites	B	$295,898

Return on investment from earning home sites (1)	A/B	8.3%

(1) Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2007. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2007 is less than the return when measured using a full twelve months of operating results.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES KEY HOME SALES STATISTICS

	Three Months ended June 30, 2007	Three Months ended September 30, 2007	Three Months ended December 31, 2007	Three Months ended March 31, 2008	Three Months ended June 30, 2008	2Q08 over 1Q08 Increase/ Decrease	2Q08 over 1Q08 % Change	2Q08 over 2Q07 Increase/ Decrease	2Q08 over 2Q07 % Change
New home contracts	56	44	37	23	29	6	26.1%	(27)	(48.2%)
New home closings	65	51	38	28	29	1	3.6%	(36)	(55.4%)
Home resales	1	4	2	2	2	--	--	1	100.0%
Brokered home sales	18	22	26	22	19	(3)	(13.6%)	1	5.6%
New home contract backlog	48	32	23	12	9	(3)	(25.0%)	(39)	(81.3%)

Average Selling Price	$122,000	$137,000	$128,000	$143,000	$120,000	($23,000)	(16.1%)	($2,000)	(1.6%)

Average Gross Margin Percentage	28.6%	29.4%	29.8%	26.4%	20.2%

CONTACT:
American Land Lease, Inc.
Robert G. Blatz, President, 727-726-8868
or
Shannon E. Smith, Chief Financial Officer, 727-726-8868